Exhibit 99



               Duke Energy Reports Second Quarter 2004 Results

     - Ongoing earnings of 42 cents per share versus 30 cents in second quarter 2003; reported second quarter EPS of 46 cents versus 46 cents in 2003

     - Duke Energy Field Services and Crescent Resources post strong quarter

     - Franchised Electric and Natural Gas Transmission continue to report solid earnings and strong cash flow

     - Cash generation, asset sales and debt reduction all expected to meet or exceed full-year expectations

     - DENA results affected by positive mark-to-market earnings of 2 cents per share

    CHARLOTTE, N.C., July 29 /PRNewswire-FirstCall/ -- Duke Energy reported net income in the second quarter of 2004 of $432 million, or $0.46 per share, compared to net income of $424 million, or $0.46 per share in the second quarter of 2003.
    Excluding special items, ongoing second quarter earnings per share (EPS) were $0.42 versus $0.30 in the comparable year's quarter.
    "We accelerated progress on our financial objectives in the quarter," said Paul Anderson, Duke Energy chairman of the board and chief executive officer. "We've already surpassed a number of our year-end targets and our business units are showing encouraging results."

    Special items for the quarter include:


                                                                 2004     2003
                                               Pre-Tax    Tax     EPS      EPS
    ($ in Millions)                            Amount  Effect  Impact   Impact

    Second quarter 2004
    Enron settlement (net of
     minority interest)                          $130   ($46)   $0.09
    True-up on net gain on sale of
     International Energy assets                   38     (9)    0.03
    California and western U.S. energy
     markets settlement                          (105)    37    (0.07)
    Net losses on asset sales (net of
     minority interest)                            (5)     2      ---
    Interest related to litigation reserve        (12)     4    (0.01)

    Second quarter 2003
    Gains on asset sales (net of
     minority interest)                          $229   ($83)            0.16

    Total EPS Impact                                            $0.04   $0.16
    EPS, as reported                                            $0.46   $0.46
    EPS, ongoing *                                              $0.42   $0.30

    Special items EPS year-to-date impact:               2004            2003
    First quarter                                       $0.01          ($0.17)
    Second quarter                                       0.04            0.16
    Impact of change in
     shares outstanding                                 (0.01)            --
    Total EPS Impact                                    $0.04          ($0.01)
    Year-to-date EPS, as reported                       $0.80           $0.71
    Year-to-date EPS, ongoing *                         $0.76           $0.72

     * Includes results from operations primarily in International Energy and Field Services that have been discontinued.


    BUSINESS UNIT RESULTS

    Franchised Electric
    Second quarter 2004 earnings before interest and taxes (EBIT) from Duke Power totaled $338 million, compared to $316 million in the second quarter of 2003. The increase was primarily due to warmer weather during the quarter, which increased EBIT from residential and commercial sales by approximately $60 million.
    The increase was partially offset by lower bulk power sales.
    During the quarter, Duke Power took steps in North Carolina and South Carolina to share half of the profits from the company's bulk power marketing sales to fund several programs designed to make the service area more competitive and respond to customer needs. The year-to-date total of $27 million of shared profits was recorded as a charge in the second quarter.
    Year-to-date EBIT for Franchised Electric was $762 million, compared with $770 million in 2003.

    Natural Gas Transmission
    Duke Energy Gas Transmission (DEGT) reported second quarter 2004 EBIT of $311 million compared to $306 million in the prior year's quarter. The 2003 second quarter included gains of $31 million from asset sales and $4 million of earnings from assets sold during 2003. The increase was primarily due to improved operational results, U.S. business expansion contributions, a $17 million benefit due to the positive resolution of ad valorem tax issues in various states and a $12 million benefit from a stronger Canadian currency. These increases were offset by certain reserve reversals of $12 million in 2003.
    The favorable Canadian currency impacts on DEGT's EBIT were partially offset in Duke Energy's net income by currency impacts on Canadian interest and taxes.
    During the second quarter, DEGT began mainline construction on a 110-mile expansion of the Gulfstream pipeline system. In addition, DEGT placed into service the first phase of Texas Eastern's M-1 expansion project, which will provide new and increased service to customers served through East Tennessee including the Patriot expansion capacity.
    Year-to-date EBIT for Natural Gas Transmission was $709 million, compared with $729 million in 2003.

    Field Services
    The Field Services business segment, which represents Duke Energy's 70-percent interest in Duke Energy Field Services (DEFS), reported second quarter 2004 EBIT of $94 million from continuing operations, compared to $53 million in the second quarter of 2003.
    The increase was primarily due to higher commodity prices compared to last year's quarter. In June, DEFS paid an $87 million dividend, of which Duke Energy received $61 million. This payment reflects continuing strong cash flow and earnings at DEFS.
    In second quarter 2003, results were positively affected by a pre-tax gain on the sale of TEPPCO class B units of $11 million.
    Year-to-date EBIT for Field Services from continuing operations was $186 million, compared with $83 million in 2003.

    Duke Energy North America
    Duke Energy North America (DENA) reported an EBIT loss of $39 million in the second quarter of 2004, compared to EBIT of $211 million in the prior year's quarter.
    The key factors for the quarter were: 1) a previously announced $105 million charge related to the California and western U.S. energy markets settlement, offset by a $108 million positive settlement in the Enron bankruptcy proceeding; 2) positive mark-to-market earnings of $24 million as a result of changes in power and natural gas prices; and 3) a $10 million loss on the liquidation of Duke Energy Trading and Marketing contracts.
    Compared to the same quarter in 2003, DENA's losses from energy generation increased primarily due to lower hedge value realization and higher operating and maintenance costs. This was partially offset by improved margins on structured contracts and lower depreciation and general and administrative costs.
    Results for the second quarter of 2003 included a pre-tax gain of $175 million from the sale of DENA's ownership interest in American Re-Fuel. Foregone earnings associated with this sale were $14 million for this year's quarter.
    During the quarter, DENA announced two significant asset sales. In May, it announced an agreement to sell eight power plants in the southeast United States; and in June, it announced the sale of its unfinished Moapa project in Nevada. These transactions are expected to close in third quarter and fourth quarter of 2004, respectively, and will provide Duke Energy with approximately $1.3 billion in cash proceeds and tax benefits.
    Excluding the expense related to the California and western U.S. energy markets settlement, the gain from the Enron settlement, the mark-to-market gain and the DETM contract liquidation loss, DENA's EBIT loss for the quarter would have been $56 million.
    Overall year-to-date EBIT loss for DENA was $596 million, compared to a $234 million profit in 2003.

    International Energy
    For the second quarter of 2004, Duke Energy International (DEI) reported EBIT from continuing operations of $68 million, compared to $91 million in the second quarter of 2003.
    The second quarter 2003 results benefited from a positive regulatory settlement in Brazil and early termination of a natural gas sales contract, which together totaled $37 million. The absence of such transactions in the second quarter of 2004 was partially offset by improved operating results in Latin America during this year's quarter.
    During the quarter, DEI announced the sale of its ownership share of Cantarell, a nitrogen-production plant in Mexico. The sale is expected to close in third quarter 2004.
    Year-to-date EBIT from continuing operations for International Energy was $97 million, compared with $131 million in 2003.

    Crescent Resources
    Crescent Resources, Duke Energy's affiliated real estate company, reported second quarter 2004 EBIT from continuing operations of $87 million, compared to $21 million in the second quarter of 2003.
    The increase was primarily attributed to a large commercial land sale at Potomac Yard in northern Virginia, and greater than expected residential developed lot sales during the quarter.
    Year-to-date EBIT from continuing operations for Crescent Resources was $147 million, compared with $21 million in 2003.

    Other
    Other, which includes corporate costs, DukeNet Communications, Duke/Fluor Daniel, Duke Energy Merchants (DEM) and Energy Delivery Services, reported an EBIT loss of $26 million in the second quarter of 2004, compared to an EBIT loss of $69 million in the second quarter of 2003. The better results were driven primarily by a $21 million portion of the Enron settlement, which was recorded at DEM.
    Year-to-date EBIT for Other was a loss of $31 million, compared with a loss of $117 million in 2003.

    Discontinued Operations
    Discontinued Operations generated second quarter 2004 income of $27 million, primarily driven by a true-up of the net gain on the sale of International Energy assets. These results compare to second quarter 2003 income of $23 million.
    Year-to-date income for Discontinued Operations was $273 million, compared with $18 million in 2003.

    INCOME TAXES

    Income tax expense from continuing operations of $133 million is lower than the prior year's by approximately $62 million. The decrease is driven primarily by the release of income tax reserves of approximately $52 million resulting from resolution in the second quarter 2004 of various outstanding income tax issues.

    INTEREST EXPENSE

    Interest expense was $337 million for the second quarter of 2004, compared to $325 million for the second quarter of 2003.

    LIQUIDITY AND CAPITAL RESOURCES

    Duke Energy's consolidated capital structure at the end of second quarter 2004, including short-term debt, was 56 percent debt, 39 percent common equity and 5 percent minority interests.
    Under various credit facilities, Duke Energy, Duke Capital and other subsidiaries had the ability to borrow up to $2.5 billion at the end of the second quarter of 2004. The companies had borrowings and letters of credit outstanding under these programs of approximately $1.2 billion as of the end of the second quarter of 2004, resulting in unused capacity of approximately $1.3 billion. The company also had approximately $2.6 billion in cash and cash equivalents at the end of second quarter 2004.

    ADDITIONAL INFORMATION

    Additional information, including EPS reconciliation data and a schedule for Duke Energy Field Services gas volume and margin by contract type, can be obtained at Duke Energy's second quarter 2004 earnings information Web site at: http://www.duke-energy.com/investors/ .

    NON-GAAP FINANCIAL MEASURES

    The primary performance measure used by management to evaluate segment performance is EBIT from continuing operations, which at the segment level represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Management believes EBIT from continuing operations is a good indicator of each segment's operating performance as it represents the results of our ownership interests in continuing operations without regard to financing methods or capital structures.
    EBIT from continuing operations should not be considered an alternative to, or more meaningful than, net income, income from continuing operations, operating income or cash flow as determined in accordance with generally accepted accounting principles (GAAP). Duke Energy's EBIT from continuing operations may not be comparable to a similarly titled measure of another company.
    Duke Energy's management uses ongoing EPS, which represents net income adjusted for special items, as one of the measures to evaluate operations of the company. Special items represent certain charges which management believes will not be recurring on a regular basis. Management believes that the presentation of ongoing EPS provides useful information to investors, as it allows them to more accurately compare the company's ongoing performance across all periods.
    Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in North America and selected international markets. In 2004, the company celebrates a century of service with the 100th anniversary of its electric utility Duke Power. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com .
    An earnings conference call for analysts is scheduled for 10 a.m. ET today. The conference call can be accessed via the investors' section of Duke Energy's Web site http://www.duke-energy.com/investors/ or by dialing 800/967-7187 in the United States or 719/457-2635 outside the United States. The confirmation code is 601243. Please call in five to 10 minutes prior to the scheduled start time. A replay of the conference call will be available by dialing 888/203-1112 with a confirmation code of 601243. The international replay number is 719/457-0820, confirmation code 601243. A replay and transcript also will be available by accessing the investors' section of the company's Web site http://www.duke-energy.com/investors/. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on our investor relations Web site at: http://www.duke-energy.com/investors/publications/gaap/ .
    This document includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors could cause actual results to differ materially from those in the forward-looking statements herein are discussed in Duke Energy's filings with the Securities and Exchange Commission.


                                  JUNE 2004
                             QUARTERLY HIGHLIGHTS
                                  (unaudited)

                                        Three Months Ended Six Months Ended
                                             June 30,         June 30,
                                        ------------------ -----------------
    (In millions, except where noted)      2004    2003     2004     2003
                                          ------  ------   ------   ------
    COMMON STOCK DATA
      Earnings Per Share  (from
       continuing operations)
         Basic                             $0.43   $0.44    $0.50    $0.87
         Diluted                           $0.43   $0.44    $0.50    $0.87
      Earnings Per Share (from
       discontinued operations)
         Basic                             $0.03   $0.02    $0.30    $0.02
         Diluted                           $0.03   $0.02    $0.30    $0.02
      Earnings Per Share  (before
       cumulative effect of change in
       accounting principle)
         Basic                             $0.46   $0.46    $0.80    $0.89
         Diluted                           $0.46   $0.46    $0.80    $0.89
      Earnings Per Share
         Basic                             $0.46   $0.46    $0.80    $0.71
         Diluted                           $0.46   $0.46    $0.80    $0.71
      Dividends Per Share                 $0.550  $0.550   $0.825   $0.825
      Weighted-Average Shares Outstanding
         Basic                               926     902      919      899
         Diluted                             928     903      921      900

    INCOME
    Operating Revenues                    $5,360  $5,152  $11,049  $11,322
                                          ======  ======  =======  =======
    Earnings Before Interest and Taxes
     (EBIT)                                  916     971    1,408    1,934
    Interest Expense (a)                     337     325      693      651
    Minority Interest Expense (a)             41      50       79      100
    Income Tax Expense from Continuing
     Operations                              133     195      166      390
    Income from Discontinued Operations       27      23      273       18
    Cumulative Effect of Change in
     Accounting Principle, net of tax and
     minority interest                        -       -        -      (162)
                                          ------  ------  -------  -------
    Net Income                               432     424      743      649
    Dividends and Premiums on Redemptions
     of Preferred and Preference Stock         3       7        5       10
                                          ------  ------  -------  -------
    Earnings Available for Common
     Stockholders                           $429    $417     $738     $639
                                          ======  ======  =======  =======

    CAPITALIZATION
        Common Equity                                         39%      37%
        Preferred Stock                                        0%       1%
        Trust Preferred Securities                             0%       3%
                                                          -------  -------
      Total Common Equity and Preferred
       Securities                                             39%      41%

      Minority Interests                                       5%       4%
      Total Debt                                              56%      55%

    Total Debt                                            $21,153  $22,766
    Book Value Per Share                                   $15.52   $17.38
    Actual Shares Outstanding                                 938      904

    CAPITAL AND INVESTMENT EXPENDITURES
      Franchised Electric (b)               $507    $292     $769     $550
      Natural Gas Transmission               102     210      256      426
      Field Services                         107      31      132       62
      Duke Energy North America                5      97       14      257
      International Energy                     7      18       15       43
      Crescent (c) (d)                       122      73      284      127
      Other                                  (14)    (37)     (14)      24
                                          ------  ------  -------  -------
    Total Capital and Investment
     Expenditures                           $836    $684   $1,456   $1,489
                                          ======  ======  =======  =======

    EBIT BY BUSINESS SEGMENT
      Franchised Electric                   $338    $316     $762     $770
      Natural Gas Transmission               311     306      709      729
      Field Services                          94      53      186       83
      Duke Energy North America              (39)    211     (596)     234
      International Energy                    68      91       97      131
      Crescent (c)                            87      21      147       21
      Other                                  (26)    (69)     (31)    (117)
                                          ------  ------  -------  -------
    Total Segment and Other EBIT             833     929    1,274    1,851
      EBIT Attributable to:
         Minority Interest Expense            51      36      101       79
         Third Party Interest Income          29       7       36        9
         Foreign Currency Remeasurement
          Gain (Loss)                          2      (1)      (3)      (5)
         Intercompany EBIT Elimination (e)     1     -        -        -
                                          ------  ------  -------  -------
    Total EBIT                              $916    $971   $1,408   $1,934
                                          ======  ======  =======  =======

    (a) Minority interest includes financing expenses related to securities of subsidiaries of $28 million for the three months ended June 30, 2003 and $55 million for the six months ended June 30, 2003. The expense related to these securities is accounted for in interest expense in 2004.
    (b) Current year amounts include a $262 million contribution to the nuclear decommissioning trust funds.
    (c) Beginning in 2004, Crescent, formerly part of Other, is considered a reportable segment.
    (d) Capital expenditures for residential properties are included in operating cash flows on the Consolidated Statements of Cash Flows. Capital expenditures for commercial and multi-family properties are included in investing cash flows on the Consolidated Statements of Cash Flows.
    (e) Amount relates to the elimination of intercompany EBIT that has been reclassified to discontinued operations.


                                    JUNE 2004
                              QUARTERLY HIGHLIGHTS
                                   (unaudited)

                                         Three Months Ended Six Months Ended
                                              June 30,          June 30,
                                         -----------------  -----------------
    (In millions, except where noted)       2004     2003     2004     2003
                                          -------  -------  -------  -------
    FRANCHISED ELECTRIC
      Operating Revenues                   $1,228   $1,110   $2,499   $2,361
      Operating Expenses                      896      809    1,747    1,622
      Gains on Sales of Other Assets, net       3      -          3        1
      Other Income, net of expenses             3       15        7       30
                                          -------  -------  -------  -------
      EBIT                                   $338     $316     $762     $770
                                          -------  -------  -------  -------

      Sales, GWh                           20,087   19,415   42,050   41,458

    NATURAL GAS TRANSMISSION
      Operating Revenues                     $688     $692   $1,726   $1,660
      Operating Expenses                      397      421    1,035      988
      Gains on Sales of Other Assets, net       9      -          9        1
      Other Income, net of expenses (a)        13       45       19       79
      Minority Interest Expense                 2       10       10       23
                                          -------  -------  -------  -------
      EBIT                                   $311     $306     $709     $729
                                          -------  -------  -------  -------

      Proportional Throughput, TBtu           726      742    1,815    1,824

    FIELD SERVICES (b)
      Operating Revenues                   $2,356   $2,048   $4,731   $4,598
      Operating Expenses                    2,225    1,991    4,474    4,500
      Other Income, net of expenses            15       24       33       39
      Minority Interest Expense                52       28      104       54
                                          -------  -------  -------  -------
      EBIT                                    $94      $53     $186      $83
                                          -------  -------  -------  -------

      Natural Gas Gathered and
       Processed/Transported, TBtu/day        7.5      7.6      7.4      7.6
      Natural Gas Liquids Production,
       MBbl/d                                 371      352      364      360
      Average Natural Gas Price per MMBtu $5.99 $5.41 $5.84 $6.00 Average Natural Gas Liquids Price
       per Gallon                           $0.61    $0.49    $0.60    $0.54

    DUKE ENERGY NORTH AMERICA
      Operating Revenues                     $672     $962   $1,328   $2,358
      Operating Expenses                      705      945    1,576    2,327
      Loss on Sales of Other Assets, net (c)  (16)     -       (368)     -
      Other Income, net of expenses (d)         3      187       (1)     196
      Minority Interest Benefit                (7)      (7)     (21)      (7)
                                          -------  -------  -------  -------
      EBIT                                   $(39)    $211    $(596)    $234
                                          -------  -------  -------  -------

      Actual Plant Production, GWh (e)      5,895    4,510   11,356    9,620
      Proportional MW Capacity in
       Operation                                             15,660   15,206

    INTERNATIONAL ENERGY (b)
      Operating Revenues                     $147     $169     $301     $341
      Operating Expenses                       98       90      229      225
      Gains on Sales of Other Assets, net     -          1      -          1
      Other Income, net of expenses            22       15       31       22
      Minority Interest Expense                 3        4        6        8
                                          -------  -------  -------  -------
      EBIT                                    $68      $91      $97     $131
                                          -------  -------  -------  -------

      Sales, GWh                            4,248    4,446    8,811    8,416
      Proportional MW Capacity in
       Operation                                              4,130    4,013

    CRESCENT (b)
      Operating Revenues                     $101      $76     $140      $97
      Operating Expenses                       75       63      112       86
      Gains on Sales of Investments in
       Commercial and Multi-Family Real
       Estate                                  62        9      121       11
      Other Income, net of expenses           -        -        -        -
      Minority Interest Expense                 1        1        2        1
                                          -------  -------  -------  -------
      EBIT                                    $87      $21     $147      $21
                                          -------  -------  -------  -------


    OTHER (b)
      Operating Revenues                     $290     $362     $634     $879
      Operating Expenses                      311      412      698      994
      (Loss) Gains on Sales of Other
       Assets, net                             (7)     -          7      -
      Other Income, net of expenses             2      (19)      26       (2)
                                          -------  -------  -------  -------
      EBIT                                   $(26)    $(69)    $(31)   $(117)
                                          -------  -------  -------  -------

    (a) Prior year includes $31 million gain on sale of the Alliance/Aux
        Sable equity investment.
    (b) Certain prior year amounts have been reclassified due to discontinued operations.
    (c) Current year amounts include DENA Southeast plant impairment of $361 million and loss on sale of Duke Energy Trading & Marketing contracts.
    (d) Prior year includes $175 million gain on sale of the American Ref-Fuel Company equity investment.
    (e) Represents 100% of GWh.


                             DUKE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                     (In millions, except per-share amounts)

                                         Three Months Ended Six Months Ended
                                               June 30,          June 30,
                                         ------------------ ------------------
                                            2004     2003     2004     2003
                                          -------  -------   -------  -------
    Operating Revenues
     Non-regulated electric, natural gas,
      natural gas liquids and other        $3,453   $3,394   $6,909   $7,406
     Regulated electric                     1,272    1,122    2,523    2,401
     Regulated natural gas                    635      636    1,617    1,515
                                          -------  -------   -------  -------
       Total operating revenues             5,360    5,152   11,049   11,322
                                          -------  -------   -------  -------

    Operating Expenses
     Natural gas and petroleum products
      purchased                             2,594    2,664    5,626    6,156
     Operation, maintenance and other         837      881    1,628    1,555
     Fuel used in electric generation and
      purchased power                         607      369    1,171      917
     Depreciation and amortization            421      438      857      869
     Property and other taxes                 125      134      279      274
                                          -------  -------   -------  -------
       Total operating expenses             4,584    4,486    9,561    9,771
                                          -------  -------   -------  -------

    Gains on Sales of Investments in
     Commercial and Multi-Family Real
     Estate                                    62        9      121       11
    (Losses) Gains on Sales of Other
     Assets, net                              (11)       1     (349)       3
                                          -------  -------   -------  -------
    Operating Income                          827      676    1,260    1,565
                                          -------  -------   -------  -------

    Other Income and Expenses
     Equity in earnings of unconsolidated
      affiliates                               43       16       77       50
     Gains on sales of equity investments     -        219      -        233
     Other income and expenses, net            46       60       71       86
                                          -------  -------   -------  -------
       Total other income and expenses         89      295      148      369

    Interest Expense                          337      325      693      651
    Minority Interest Expense                  41       50       79      100
                                          -------  -------   -------  -------
    Earnings From Continuing Operations
     Before Income Taxes                      538      596      636    1,183
    Income Tax Expense from Continuing
     Operations                               133      195      166      390
                                          -------  -------   -------  -------

    Income From Continuing Operations         405      401      470      793
    Discontinued Operations
     Net operating (loss) income, net of
      tax                                      (3)      17        4       20
     Net gain (loss) on dispositions, net
      of tax                                   30        6      269       (2)
                                          -------  -------   -------  -------
    Income From Discontinued Operations        27       23      273       18

    Income Before Cumulative Effect of
     Change in Accounting Principle           432      424      743      811
    Cumulative Effect of Change in
     Accounting Principle, net of tax and
     minority interest                        -        -        -       (162)
                                          -------  -------   -------  -------
    Net Income                                432      424      743      649

    Dividends and Premiums on Redemption
     of Preferred and Preference Stock          3        7        5       10
                                          -------  -------   -------  -------
    Earnings Available For Common
     Stockholders                            $429     $417     $738     $639
                                          =======  =======   =======  =======
    Common Stock Data
     Weighted-average shares outstanding
       Basic                                  926      902      919      899
       Diluted                                928      903      921      900
     Earnings per share (from continuing
      operations)
       Basic                                $0.43    $0.44    $0.50    $0.87
       Diluted                              $0.43    $0.44    $0.50    $0.87
     Earnings per share (from
      discontinued operations)
       Basic                                $0.03    $0.02    $0.30    $0.02
       Diluted                              $0.03    $0.02    $0.30    $0.02
     Earnings per share (before
      cumulative effect of change in
      accounting principle)
       Basic                                $0.46    $0.46    $0.80    $0.89
       Diluted                              $0.46    $0.46    $0.80    $0.89
     Earnings per share
       Basic                                $0.46    $0.46    $0.80    $0.71
       Diluted                              $0.46    $0.46    $0.80    $0.71
     Dividends per share                   $0.550   $0.550   $0.825   $0.825


                             DUKE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                  (In millions)

                                                 June 30,         December 31,
                                                   2004               2003
                                                 --------           --------
    ASSETS

    Current Assets
      Cash and cash equivalents                    $2,644             $1,160
      Receivables, net                              2,982              2,888
      Inventory                                       837                941
      Assets held for sale                            287                424
      Unrealized gains on mark-to-
       market and hedging transactions              1,438              1,566
      Other                                           604                694
                                                 --------           --------
        Total current assets                        8,792              7,673
                                                 --------           --------

    Investments and Other Assets
      Investments in unconsolidated
       affiliates                                   1,331              1,398
      Nuclear decommissioning trust
       funds                                        1,243                925
      Goodwill                                      3,855              3,962
      Notes receivable                                244                260
      Unrealized gains on mark-to-
       market and hedging transactions              1,828              1,857
      Assets held for sale                            570              1,444
      Investments in residential,
       commercial and multi-family real
       estate, net                                  1,228              1,331
      Other                                           840              1,117
                                                 --------           --------
        Total investments and other assets         11,139             12,294
                                                 --------           --------

    Property, Plant and Equipment
      Cost                                         45,530             46,009
      Less accumulated depreciation and
       amortization                                12,800             12,139
                                                 --------           --------
        Net property, plant and equipment          32,730             33,870
                                                 --------           --------

    Regulatory Assets and Deferred
     Debits
      Deferred debt expense                           317                275
      Regulatory assets related to
       income taxes                                 1,175              1,152
      Other                                           962                939
                                                 --------           --------
        Total regulatory assets and
         deferred debits                            2,454              2,366
                                                 --------           --------

      Total Assets                                $55,115            $56,203
                                                 ========           ========


                           DUKE ENERGY CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)
                                (In millions)

                                                   June 30,       December 31,
                                                     2004              2003
                                                  --------           --------
    LIABILITIES AND COMMON STOCKHOLDERS' EQUITY

    Current Liabilities
      Accounts payable                              $2,112             $2,317
      Notes payable and commercial paper               437                130
      Taxes accrued                                    398                 14
      Interest accrued                                 309                304
      Liabilities associated with assets
       held for sale                                    44                651
      Current maturities of long-term
       debt                                          1,535              1,200
      Unrealized losses on mark-to-
       market and hedging transactions               1,239              1,283
      Other                                          1,826              1,799
                                                  --------           --------
        Total current liabilities                    7,900              7,698
                                                  --------           --------

    Long-term Debt, including debt to
     affiliates of $258 at June 30, 2004
     and $876 at December 31, 2003                  19,181             20,622
                                                  --------           --------

    Deferred Credits and Other
     Liabilities
      Deferred income taxes                          4,315              4,120
      Investment tax credit                            159                165
      Unrealized losses on mark-to-
       market and hedging transactions               1,611              1,754
      Liabilities associated with assets
       held for sale                                   -                  737
      Other                                          5,586              5,524
                                                  --------           --------
        Total deferred credits and other
         liabilities                                11,671             12,300
                                                  --------           --------

    Commitments and Contingencies

    Minority Interests                               1,674              1,701
                                                  --------           --------
    Preferred and preference stock
     without sinking fund requirements                 134                134
                                                  --------           --------

    Common Stockholders' Equity
      Common stock, no par, 2 billion
       shares authorized; 938 million
       and 911 million shares outstanding
       at June 30, 2004 and December 31,
       2003, respectively                           10,492              9,519
      Retained earnings                              4,053              4,060
      Accumulated other comprehensive income            10                169
                                                  --------           --------
        Total common stockholders' equity           14,555             13,748
                                                  --------           --------

      Total Liabilities and Common
       Stockholders' Equity                        $55,115            $56,203
                                                  ========           ========


                             DUKE ENERGY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                  (In millions)

                                                        Six Months Ended
                                                             June 30,
                                                    ------------------------
                                                      2004              2003
                                                    -------           -------
    CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                      $743              $649
      Adjustments to reconcile net income
       to net cash provided by
       operating activities
           Depreciation and amortization
            (including amortization of
            nuclear fuel)                              943               972
           Cumulative effect of change in
            accounting principle                       -                 162
           Net gains on sales of equity
            investments and other assets               (57)             (250)
           Net realized and unrealized
            mark-to-market and hedging
            transactions                               229               (42)
           Capital expenditures for
            residential real estate                   (138)              (76)
           Cost of residential real
            estate sold                                 80                50
           Changes in working capital and
            other                                      589               359
             Net cash provided by                   -------           -------
              operating activities                   2,389             1,824
                                                    -------           -------

    CASH FLOWS FROM INVESTING ACTIVITIES
         Capital and investment
          expenditures, net of refund               (1,318)           (1,413)
         Net proceeds from the sales of
          equity investment and other
          assets, and sales of and collections
          on notes receivable                          671             1,279
         Proceeds from the sales of
          commercial and multi-family
          real estate                                  303                47
         Other                                        (102)              (51)
             Net cash used in investing             -------           -------
              activities                              (446)             (138)
                                                    -------           -------
    CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from the
           Issuance of long-term debt                  112             1,707
           Issuance of common stock and
            common stock related to employee benefit
            plans                                      947               150
         Payments for the redemption of
          long-term debt, preferred stock
          of a subsidiary, guaranteed preferred
          beneficial interests in subordinated
          notes, and net paydown of commercial
          paper and notes payable                     (917)           (2,387)
         Dividends paid                               (526)             (524)
         Other                                         (63)               (7)
             Net cash used in financing             -------           -------
              activities                              (447)           (1,061)
                                                    -------           -------
      Changes in cash and cash
       equivalents associated with assets
       held for sale                                   (12)              -
                                                    -------           -------
      Net increase in cash and cash
       equivalents                                   1,484               625
      Cash and cash equivalents at
       beginning of period                           1,160               857
      Cash and cash equivalents at end of           -------           -------
       period                                       $2,644            $1,482
                                                    =======           =======


                           Supplemental Disclosures
                         Quarter Ended June 30, 2004

    Duke Energy Corporation

                                              2Q04
                                            -------
    Mark-to-market Portfolio (in
     millions)                               $(209)

    Daily Value at Risk (DvaR) (in
     millions)

    95% Confidence Level, One-Day Holding
     Period, Two-Tailed
         Average for the Period                $19


    Duke Energy North America
    (in millions unless stated otherwise)         Q-T-D June 30, 2004

                                        Proprietary Structured  Owned
    Merchant Energy Gross Margin          Trading    Contracts  Assets  Total
         Mark-to-market gross margin      -------     -------  ------- -------
          (loss)                            $2         $20       $-      $22
         Accrual gross margin (loss)        n/a         (5)     109      104
                                          -------     -------  ------- -------
    Total Gross Margin                      $2         $15     $109      126
                                          -------     -------  -------
    Reconciliation to Segment EBIT:
         Plant depreciation                                              (39)
         Plant operating and maintenance
          expenses                                                       (82)
         General and administrative and
          other expenses (including Enron
          bankruptcy gain of $113 and
          California settlement
          charges of $105)                                               (38)
         Minority interest                                                 7
         Other income, net of expenses                                     3
         Gain (loss) on sale of other
          assets                                                         (16)
                                                                       -------
    DENA Segment EBIT                                                   $(39)
                                                                       =======


    Owned Assets - Merchant Plant
     Production and Hedging Information (a)   2004(b)   2005     2006
                                              -------  -------  -------
    Estimated available production
     (millions of MWh)                          32       63       63
         Combined cycle                         29       56       56
         Peaker units                            3        7        7

    Estimated production (millions of MWh)      12       23       25
         Combined cycle                         12       23       24
         Peaker units                          -        -          1

    Estimated production sold                  93%      77%      68%

    Estimated average price ($/MWh)            $46      $47      $45

    (a)  All figures exclude Southeast plants.
    (b) Information for 2004 is for the remainder of the year only (July - December).


                           Supplemental Disclosures
                         Quarter Ended June 30, 2004

    Duke Energy North America  (continued)
    (in millions)


    Maturity/Source of Carrying Value of                          Over  Total
    Energy Contract Net Assets                                      4    Fair
                                          2004  2005  2006  2007  Years  Value
    Proprietary Trading                   ----  ----  ----  ----  ----   ----
      Actively quoted prices and other
       external sources                   $100    $6   $30   $(7) $(20)  $109
      Modeled                               (2)   13     8     6     9     34
                                          ----  ----  ----  ----  ----   ----
                                           $98   $19   $38   $(1) $(11)  $143
    Structured Contracts                  ====  ====  ====  ====  ====
      Actively quoted prices and other
       external sources                    $11   $39  $(50) $(31) $(75) $(106)
      Modeled                              (30)  (30)  (32)  (25)  (21)  (138)
                                          ----  ----  ----  ----  ----   ----
                                          $(19)   $9  $(82) $(56) $(96) $(244)
                                          ====  ====  ====  ====  ====
    Owned Assets
      Actively quoted prices and other
       external sources                   $181  $266  $193   $88   $69   $797
      Modeled                              (11)   (9)   (5)   (1)   (7)   (33)
                                          ----  ----  ----  ----  ----   ----
                                          $170  $257  $188   $87   $62   $764
                                          ====  ====  ====  ====   ====
                                                                         ----
                      Total Fair Value of Energy Contract Net Assets *   $663
                                                                         ====
    * Total Carrying Value of Energy Contract Net Assets represents the combination of amounts presented as assets and (liabilities) related to unrealized gains or losses on mark-to-market and hedging transactions for Duke Energy North America.


    Terms of Reference

    Estimated Available Production
    Represents the amount of electric power capable of being generated from owned merchant assets, after adjusting for scheduled maintenance and outage factors. For simple cycle facilities, only peak demand periods were included in this calculation.

    Estimated Average Price
    Represents the average price expected to be realized. This figure is based on both existing sales (hedges) as well as expected sales, given market conditions at June 30, 2004.

    Estimated Production
    Represents the amount of power expected to be sold in a future period. This figure is based on economic projections modeled by Duke Energy personnel.

    Estimated Production Sold
    Represents the portion of estimated production which has been hedged, primarily through firm physical contracts.

    Owned Assets
    Represents activity around energy assets owned or leased, including hedges of power sales and fuel purchase requirements and tolls, transmission, transportations and storage contracts that hedge owned assets. Normal purchases and sales associated with such assets are included in the Merchant Energy Gross Margin table, yet excluded from the Maturity/Sources of Fair Value of Energy Contract Net Assets table. Economic hedges of Owned Assets that do not meet hedge accounting standards will still be classified as Owned Assets in the Merchant Energy Gross Margin table.

    Proprietary Trading
    Standardized contracts entered into to take a market view, capture market price changes or put capital at risk.

    Structured Contracts
    Non-standard contracts not associated with owned or leased assets and involving significant tailoring of terms to meet customer needs, and associated hedges. This category includes tolls, transmission contracts, transportation contracts and storage contracts, except those that hedge Owned Assets. Economic hedges of Structured Contracts that do not meet hedge accounting standards will still be classified as Structured Contracts in the Merchant Energy Gross Margin table.


    Special items for the first quarter (as summarized in this Earnings Release) include:

    ($ in Millions)                          Pre-Tax   Tax   2004 EPS 2003 EPS
                                              Amount  Effect  Impact   Impact
                                             ------- ------- -------- --------
    First Quarter 2004
      Gain on sale of Australian assets        $256   ($18)    $0.26     --
      Net loss on sale of DENA assets,
       primarily anticipated sale of
       southeast U.S. plants                   (359)   134     (0.25)    --
      Gains on sale of other assets,
       including Caribbean Nitrogen Co.          14     (5)     0.01     --
      Charge related to planned sale of
       Cantarell investment                     (13)     5     (0.01)    --

    First quarter 2003
      2003 gain on asset sales                   16     (5)      --    $0.01
      2003 change in accounting principles     (256)    94       --    (0.18)
                                                             -------- --------
    TOTAL EPS IMPACT                                           $0.01  ($0.17)
    EPS, as reported                                           $0.34   $0.25
    EPS, ongoing                                               $0.33   $0.42

SOURCE  Duke Energy
    -0-                             07/29/2004
    /CONTACT: Media, Randy Wheeless, +1-704-382-8379, or 24-Hour,
+1-704-382-8333, or Analysts, Greg Ebel, +1-704-382-8118, both of
Duke Energy /
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              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Company News On-Call: http://www.prnewswire.com/comp/257451.html/ /Web site: http://www.duke-energy.com /
    (DUK)

CO:  Duke Energy
ST:  North Carolina, Texas
IN:  OIL UTI
SU:  ERN ERP CCA MAV